Exhibit 16.1

August 10, 2005

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 10, 2005 to be filed by our former client, Senetek PLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP